Exhibit 99.01

Contact:
Richard Garr, President	301.366.4960
Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Planet Communications, Media	917.837.5866

NEURALSTEM’S ALS STEM CELL TREATMENT FEATURED ON CNN

ROCKVILLE, Maryland, DATE – Neuralstem, Inc. (NYSE Amex: CUR) announced that its stem cell treatment for ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig’s disease), currently in a FDA-approved Phase I clinical trial, was featured on CNN last night with Dr. Sanjay Gupta, in the piece entitled "Stem Cell Medical Breakthrough" (http://www.cnn.com/video/#/video/health/2010/04/30/gupta.medical.breakthrough.cnn). The segment featured the first footage of the procedure, in which Neuralstem’s spinal cord stem cells are injected directly into the gray matter of the patient’s spinal cord.

“We applaud the courage and fortitude of  all of  the patients in our trial and their families, and we are particularly grateful to the patient featured in this segment for  allowing the world to view his story,” said Neuralstem CEO and President, Richard Garr.

For more patient information about the trial, please visit the Emory ALS Center website  at http://www.neurology.emory.edu/ALS/Stem%20Cell.html.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported in the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE, June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009.

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